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                                                                     EXHIBIT 1.2
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                      AMERICAN COMMUNITY BANCSHARES, INC.

                                 COMMON STOCK

                           SELECTED DEALER AGREEMENT

                               ___________, 2000


Ladies and Gentlemen:

     We have agreed to act as selling agent on an exclusive, best efforts basis, for American Community Bancshares, Inc. (the "Company"), with respect to its offering of a minimum of 500,000 shares and a maximum of 1,000,000 shares of Common Stock, par value $1.00 per share (the "Shares"). The Shares and the terms under which they are to be offered for sale are described in the enclosed prospectus (the "Prospectus"), the receipt of which you hereby acknowledge.

     1.   Offering to Selected Dealers.  We are agreeing to permit you to sell,
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as our agent, up to ________ of the Shares, subject to the terms and conditions stated herein and in the Prospectus, at the offering price of $____ per share, less a concession of $___ per share (such concession hereinafter referred to as the "Selected Dealers' Concession"). Sale of Shares by you pursuant to such offering will be evidenced by our written confirmation and will be on such terms and conditions set forth therein and in the Prospectus. In offering Shares, you will rely upon no statement whatsoever, written or oral, other than statements in the Prospectus.

     Delivery of Subscription Agreements and checks for the purchase price of subscribed for Shares (in accordance with section 2 hereto) received at the office of Wachovia Securities, Inc., IJL Financial Center, 201 North Tryon Street, 23rd Floor, Charlotte, North Carolina 28202, after the time specified therefor in the facsimile message will be subject to rejection in whole or in part. Subscription books may be closed by us at any time in our discretion without notice and the Company and WSI reserve the right to reject any subscription in whole or in part, but notification of allotments against any rejections of subscriptions will be made as promptly as practicable.

     The Shares hereunder are to be offered by you to the public at the offering price, subject to the terms thereof. You represent that in selling Shares hereunder you will keep an accurate record of your distribution (including dates, number of copies, and persons to whom sent) of copies of the Prospectus (or any amendment or supplement to any thereof), and promptly upon our request, bringing all subsequent changes to the attention of anyone to whom such material shall have been furnished.

     After we have commenced selling the Shares to the public, we may change the offering price, the selling concession and the reallowance to dealers. Except as herein otherwise provided, Shares shall not be offered or sold by you below the offering price before the termination of this Agreement.
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     2.   Payment and Delivery.  Subscription forms completed and signed by
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your respective purchasers along with a check payable to _____________for the full purchase price of securities to be purchased shall be delivered to Wachovia Securities, Inc., IJL Financial Center, 201 North Tryon St., 23rd Floor, Charlotte, NC 28202. The Company may reject any subscriptions in its full and absolute discretion. WSI will forward to you the Selected Dealers' Concession. WSI will not be responsible for the payment of your Selected Dealers' Concession if WSI does not receive the selling concession with respect to any shares for any reason, including the Company's rejection of any particular subscriptions.

     3.   Position of Selected Dealers.  You represent that you are actually
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engaged in the investment banking or securities business and either a member in good standing of the NASD or that you are a foreign dealer, not eligible for membership in the NASD, who agrees not to offer or sell any Shares in, or to persons who are nationals or residents of, the United States, its territories or its possessions. In making sales of Shares, if you are such a member, you agree to comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation with Respect to Free-Riding and Withholding and Rule 2740 of the NASD's Conduct Rules, or, if you are a foreign bank, dealer or institution, you agree to comply with such Interpretation and Rules 2730, 2740, and 2420 (as such Rules apply to foreign non-members) of the Conduct Rules and Rule 2750 thereof as that Rule applies to a non-member broker or dealer in a foreign country.

     You are not authorized to give any information or make any representations other than as contained in the Prospectus, or to act as agent for us. Nothing contained herein shall constitute the Selected Dealers partners with you or any Sales Agent or with one another. You agree to pay your proportionate share of any claim, demand, or liability asserted against you, and the other Selected Dealers or any of them, or against us or the Sales Agent, if any, based on any claim that such Selected Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case your proportionate share of any expenses incurred in defending against any such claim, demand or liability. We shall not be under any liability to you, except for obligations expressly assumed by us in this Agreement, and no obligations on our part shall be implied or inferred herefrom.

     4.   Blue Sky Matters.  Upon request, you will be informed as to the states
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and other jurisdictions under the respective securities or "blue sky" laws of which we believe the Shares may be sold pursuant to an exemption from registration. You understand and agree that compliance with the securities or "blue sky" laws in each jurisdiction in which you shall offer or sell any of the Shares shall be your sole responsibility and that we assume no responsibility or obligation as to the eligibility of the Shares for sale or your right to sell the Shares in any jurisdiction.

     5.   Notices.  All communications from you to us shall be addressed to
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Wachovia Securities, Inc., IJL Financial Center, 201 N. Tryon St., 23rd Floor,
Charlotte, NC 28203. Any notice from us to you shall be delivered, mailed or telegraphed to you at the address to which this letter is mailed.

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     6.   Termination.  This Agreement shall terminate thirty (30) days after
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the date hereof unless extended by us for a period or periods not exceeding an additional sixty (60) days in the aggregate, and, whether extended or not, may be terminated by us at any time. Such termination shall not affect your obligation to pay for any Shares purchased by you or your clients or any of the provisions of Section 3 hereof.

     7.   Successor and Assigns.  This Agreement shall be binding on, and inure
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to the benefit of, the parties hereto and the respective successors and assigns of each of them; provided, however, that you may not assign your rights or
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delegate any of your duties under this Agreement without our prior written consent.

     8.   Governing Law.  This Agreement and the terms and condition set forth
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herein shall be governed by, and construed in accordance with, the laws of the
State of [New York].

     Please confirm your agreement hereto by signing the duplicate copy of this Agreement enclosed herewith and returning it to us at the address in Section 5 above.

                                                    Very truly yours,

                                                    WACHOVIA SECURITIES, INC.


                                                    By: ________________________
                                                    Name: ______________________
                                                    Title: _____________________



Confirmed, as of the date first above written,



_____________________________________
Name of Firm



By: _________________________________
Name: _______________________________
Title: ______________________________

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